Exhibit (d)(26)(iii)

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, dated as of September [9], 2005 (“Amendment No. 1”), to the Amended and Restated Investment Advisory Agreement dates as of July 9, 2004, between AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States), a New York stock life insurance company (“AXA Equitable” or “Manager”) and Wellington Management Company, LLP., a limited liability partnership organized under the laws of the Commonwealth of Massachusetts (“Adviser).

NOW THEREFORE, the Manager and the Adviser agree as follows:

1. AXA Equitable hereby terminates its appointment of the Adviser as the investment adviser for the EQ/Managed Portfolio.

2. Portfolios. AXA Equitable hereby affirms its appointment of the Adviser as the investment adviser for the EQ/Deep Value Portfolio on the terms and conditions set forth in the Agreement.

3. Appendix A to the Agreement, setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		WELLINGTON MANAGEMENT COMPANY, LLP

By:		By:
Name:	Steven M. Joenk	Name:
Title:	Senior Vice President	Title:

APPENDIX A

TO

INVESTMENT ADVISORY AGREEMENT

WITH

WELLINGTON MANAGEMENT COMPANY, LLP

Portfolio	Annual Advisory Fee Rate*
EQ/Enterprise Deep Value Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $100 million; and 0.30% of the Portfolio’s average daily net assets in excess of $100 million.

*	The daily advisory fee is calculated by multiplying the aggregate net assets of each Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the results by the number of days in the year.